Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Elissa Lindsoe, CFO
August 5, 2015	763-493-6370 /
www.mocon.com

MOCON Reports Second Quarter Results

MINNEAPOLIS, MN, August 5, 2015 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the second quarter ended June 30, 2015.

Commenting on the Company’s performance, MOCON’s president and CEO, Robert L. Demorest said, “As we experienced in the first quarter, we continue to be challenged by the soft oil and gas market and by the strong dollar. On a Constant Currency basis, our second quarter revenue grew 5 percent and our Permeation and Package Testing business segments both continue to meet our growth expectations. The Industrial Analyzer and Other segment has experienced success in environmental monitoring and beverage safety markets, which has been offset by softening in the oil and gas sector. For example, in the second quarter, we recorded $1.2 million less in revenue from oil and gas than we did in the second quarter of 2014, which negatively impacted our overall reported revenue growth by nearly 8 percentage points. We are well positioned in the markets we serve and look forward to the continued strengthening of our overall financial performance when general macro-economic factors improve. In the meantime, we are appropriately managing expenses.”

2015 Revenue and Earnings Summary

Second quarter 2015 results compared to second quarter 2014:

●	Reported revenue decreased 3 percent as compared to the second quarter 2014. On a Constant Currency basis, revenue increased 5 percent compared to the year ago quarter.
●

Revenue (as reported) from foreign customers accounted for 69 percent (35 percent in Europe, 34 percent outside of Europe & the U.S.A.) of total revenue for the second quarter of 2015 compared to 72 percent (43 percent in Europe, 29 percent outside of Europe & the U.S.A.) in the second quarter of 2014.

●	EBITDA for second quarter of 2015 was $1.6 million compared to $2.4 million in the second quarter of 2014. See reconciliation to non-GAAP information below.

Six months ended June 30, 2015 results compared to the year ago six month period:

●	Reported revenue decreased 2 percent as compared to the year ago period. On a Constant Currency basis, revenue increased 7 percent compared to the year ago six month period.
●

Revenue (as reported) from foreign customers accounted for 68 percent (38 percent in Europe, 30 percent outside of Europe & the U.S.A.) of total revenue for the second half of 2015 compared to 72 percent (43 percent in Europe, 29 percent outside of Europe & the U.S.A.) in the second half of 2014.

●	EBITDA for the six month period ended June 30, 2015 was $3.6 million compared to $4.1 million in the year ago six month period.

Revenue by Segment ($ in thousands)

	Three Months Ended June 30,
	As Reported		Year over Year Growth		Currency impact on 2015	2015 Revenue at Constant	Year-over-Year Constant Currency
	2015	2014	$	%	Growth $	Currency	Growth %
Package Testing	$6,473	$7,354	$(881)	-12%	$(1,065)	$7,538	3%
Permeation	5,966	5,044	922	18%	(169)	6,135	22%
Industrial Analyzers and Other	2,610	3,176	(566)	-18%	-	2,610	-18%
Total Revenue	$15,049	$15,574	$(525)	-3%	$(1,234)	$16,283	5%

	Six Months Ended June 30,
	As Reported		Year over Year Growth		Currency impact on 2015	2015 Revenue at Constant	Year-over-Year Constant Currency
	2015	2014	$	%	Growth $	Currency	Growth %
Package Testing	$13,229	$13,979	$(750)	-5%	$(2,116)	$15,345	10%
Permeation	12,068	10,892	1,176	11%	(488)	12,556	15%
Industrial Analyzers and Other	5,112	6,017	(905)	-15%	-	5,112	-15%
Total Revenue	$30,409	$30,888	$(479)	-2%	$(2,604)	$33,013	7%

Revenue from the Package Testing segment for the three and six months ended June 30, 2015 increased 3 percent and 10 percent, respectively, on a Constant Currency basis and decreased 12 percent and 5 percent, respectively, as reported due to an increase in headspace and mixer products and accessories. The year-to-date growth rate in Package Testing is a better indicator of performance than the second quarter on a stand-alone basis due to the timing of revenue recognition in 2014. The first quarter 2014 revenue was impacted by a warranty issue that was resolved in the second quarter of the same year at which time the first quarter backlog shipped.

Revenue growth for the Permeation segment for the three months and six months ended June 30, 2015 was 22 percent and 15 percent, respectively, on a Constant Currency basis and 18 percent and 11 percent, respectively, as reported. The current year growth is attributable to an increase in demand in the USA for the new generation of oxygen permeation instrumentation, which was introduced to the marketplace during the second half of 2014.

The 18 percent and 15 percent year-over-year revenue decline in the Industrial Analyzer and Other segment for the three and six months ended June 30, 2015 was attributable to an 85 percent and 80 percent decline, respectively, in revenue from the oil and gas market. This decline is offset in part by increases in other markets including sales of environmental monitoring products into Taiwan and BevAlert systems into India and Pakistan.

Gross Profit, Operating Expenses and Other Income Commentary

Gross profit was 53 percent and 54 percent of revenue for the three and six month periods ended June 30, 2015, respectively, compared to 56 percent and 55 percent of revenue for the same periods in 2014, respectively. The decrease in the gross margin rate is driven primarily by reduced volume in Industrial Analyzer and Other segment revenue which provides a lower basis to absorb the semi-variable and fixed production related costs, production ramp up costs associated with the recently introduced next generation Permeation products, and increased cost for products produced in the USA and sold in euros.

Selling, general and administrative expenses were slightly lower during the second quarter and first six months of 2015 compared to the same periods in 2014 due primarily to favorable foreign exchange rates offset by the cost of the Company’s initiative to reduce the number of legal entities. Research and development expenses grew slightly as we continue to invest in next generation product offerings.

Balance Sheet and Cash Flow Summary

●	Cash and cash equivalents were $6.0 million on June 30, 2015 compared to $6.3 million on December 31, 2014, which is primarily due to the softening of the euro and Danish krone.
●	Net cash provided by operations was $2.1 million compared to $3.9 million in the first six months of 2014 primarily driven by a $1.9 million decline in accounts payable and accrued compensation.
●	Days sales outstanding were 53 days, a 2 day improvement from 55 in the first quarter of 2015.
●	Total debt was $4.6 million at June 30, 2015 and December 31, 2014.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

Use of Non-GAAP Financial Measures

MOCON’s management evaluates its financial results on a constant currency basis which is calculated by adjusting the current period reported revenue to the comparative period’s currency translation rate (“Constant Currency”) and believes that investors may want to consider this impact on the Company’s performance. In addition, MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the Company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes In addition, revenue on a Constant Currency basis is used to assess the revenue growth component of MOCON’s Incentive Pay Plan.

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the performance of Dansensor, worldwide economic conditions and fluctuations in foreign currency exchange rates, the terms of our credit agreement including financial covenants included therein, dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue
Products	$12,032	$12,432	$24,201	$24,273
Services	2,338	2,437	4,842	5,238
Consulting	679	705	1,366	1,376
Total revenue	15,049	15,574	30,409	30,887
Cost of revenue
Products	5,497	5,228	10,783	10,670
Services	1,016	1,116	2,064	2,141
Consulting	511	508	1,058	965
Total cost of revenue	7,024	6,852	13,905	13,776
Gross profit	8,025	8,722	16,504	17,111

Selling, general and administrative expenses	5,835	5,947	12,106	12,090
Research and development expenses	1,126	989	2,195	2,114
Operating income	1,064	1,786	2,203	2,907
Other income (expense), net	(113)	(93)	138	(150)
Income before income taxes	951	1,693	2,341	2,757
Income tax expense	305	527	787	861
Net income	$646	$1,166	$1,554	$1,896
Net income per common share:
Basic	$0.11	$0.21	$0.27	$0.34
Diluted	$0.11	$0.20	$0.27	$0.33
Weighted average common shares outstanding:
Basic	5,750	5,655	5,746	5,648
Diluted	5,846	5,775	5,840	5,770

CONDENSED BALANCE SHEET DATA: (unaudited)

	June 30, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$6,019	$6,332
Accounts receivable, net	8,801	9,877
Inventories	9,205	8,705
Other current assets	2,254	2,587
Total current assets	26,279	27,501
Property, plant and equipment, net	5,742	5,562
Goodwill, intangibles and other assets	17,652	19,446
Total assets	$49,673	$52,509
Liabilities and Shareholders’ Equity:
Revolving lines of credit	$3,905	$3,300
Notes payable, current	736	983
Other current liabilities	9,988	11,166
Total noncurrent liabilities	2,007	2,587
Shareholders’ equity	33,037	34,473
Total liabilities and shareholders’ equity	$49,673	$52,509

CONDENSED CASH FLOW DATA: (unaudited)

	June 30, 2015	June 30, 2014

Net cash provided by operations	$2,127	$3,892
Net cash used in investing activities	(933)	(716)
Net cash used in financing activities	(1,046)	(1,820)
Effect of exchange rate changes	(461)	(35)
Net increase (decrease) in cash	(313)	1,321
Cash beginning of period	6,332	4,133
Cash end of period	$6,019	$5,454

MOCON, INC.

NON-GAAP RECONCILIATION

(in Thousands, Except Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$646	$1,166	$1,554	$1,896
Interest expense, net	37	47	64	104
Income tax expense	305	527	787	861
Depreciation and amortization	615	640	1,220	1,268

EBITDA	1,603	2,380	3,625	4,129
Share-based compensation	161	142	322	284
Foreign currency transaction loss (gain)	75	47	(203)	49

Adjusted EBITDA	$1,839	$2,569	$3,744	$4,462

Net income per common share:
Basic	$0.11	$0.21	$0.27	$0.34
Diluted	$0.11	$0.20	$0.27	$0.33

Weighted average common shares outstanding:
Basic	5,750	5,655	5,746	5,648
Diluted	5,846	5,775	5,840	5,770

Non-GAAP income per common share:
Basic	$0.11	$0.21	$0.27	$0.34
Diluted	$0.11	$0.20	$0.27	$0.33

Non-GAAP weighted average common shares outstanding:
Basic	5,750	5,655	5,746	5,648
Diluted	5,846	5,775	5,840	5,770